Exhibit 8.1

Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

October 13, 2023

Public Service Company of New Mexico

PNM Energy Transition Bond Company I, LLC

414 Silver Ave. SW

Albuquerque, New Mexico 87102

Re:	PNM Energy Transition Bond Company I, LLC Energy Transition Bonds, Series A

Ladies and Gentlemen:

We have acted as special tax counsel to Public Service Company of New Mexico (the “Company”) and PNM Energy Transition Bond Company I, LLC (the “Issuing Entity”), in connection with the Registration Statement on Form SF-1 (File Nos. 333-274433 and 333-274433-01) filed on September 8, 2023, as amended by Amendment No. 1 filed on October 13, 2023 (together, the “Registration Statement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, including the form of the prospectus (the “Prospectus”) included as part of the Registration Statement, relating to the registration thereunder of the Issuing Entity’s Energy Transition Bonds, Series A (the “Bonds”). The Bonds will be issued pursuant to an Indenture (the “Base Indenture”) among the Issuing Entity, as issuing entity, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities intermediary (the “Securities Intermediary”), and a Series Supplement among the Issuing Entity, the Indenture Trustee and the Securities Intermediary (the “Series Supplement” and, together with the Base Indenture, the “Indenture”). Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Prospectus. You have requested our opinion regarding certain United States federal income tax matters.

The Company is the sole member of Issuing Entity. The Bonds will represent obligations of Issuing Entity. The Bonds will be sold pursuant to an underwriting agreement among the Issuing Entity, the Company, RBC Capital Markets, LLC, Citigroup Global Markets Inc. and the other underwriters named therein (the “Underwriting Agreement”). As described in the Prospectus, in connection with the issuance of the Bonds, the Company and the Issuing Entity will also enter into (i) a Sale Agreement for the sale of the Energy Transition Property to the Issuing Entity (the “Sale Agreement”), (ii) a Servicing Agreement for the servicing of the Energy Transition Property owned by the Issuing Entity (the “Servicing Agreement”), and (iii) an Administration Agreement for the provision of administrative services to Issuing Entity (the “Administration Agreement” and, together with the Sale Agreement, the Servicing Agreement, the Indenture and the Underwriting Agreement, the “Transaction Documents”). The assets of the Issuing Entity will consist primarily of the rights and interests under the Financing Order, including the right to receive Energy Transition Charges.

Public Service Company of New Mexico PNM Energy Transition Bond Company I, LLC Page 2

As special tax counsel to the Company, we have examined and relied upon forms of the Transaction Documents filed as exhibits to the Registration Statement and upon originals or copies, certified or otherwise identified to our satisfaction, of such additional agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission and the authenticity of the originals of such latter documents. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents and that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Company.

Based on Revenue Procedure 2005-62, 2005-2 C.B. 507 and the assumptions and representations set forth in the Prospectus and the Transaction Documents, we are of the opinion that for United States federal income tax purposes, (1) the issuance of the Bonds will be a “qualifying securitization” within the meaning of Revenue Procedure 2005-62, (2) the Bonds will be characterized as obligations of the Company, (3) the Issuing Entity will not be subject to federal income tax as an entity separate from the Company (the Issuing Entity’s sole member), and (4) the Company will not be treated as recognizing gross income upon the issuance of the Bonds.

The opinions set forth herein are based upon the current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued or proposed thereunder, Revenue Rulings and other releases of the Internal Revenue Service (the “IRS”) and current case law, any of which can change at any time. Any such changes can apply retroactively and modify the legal conclusions on which the opinions set forth herein are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Transaction Documents. In addition, you should be aware that our opinions will have no binding effect on the IRS or a court and should not be considered a guarantee of the ultimate outcome of any controversy. There can be no assurance that positions contrary to those stated herein may not be asserted by the IRS.

In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. The opinions expressed and the statements made herein are expressed and made as of the date hereof and we assume no obligation to update this opinion or advise you of changes in legal authorities, facts (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or waiver), assumptions or documents on which this opinion is based (or the effect thereof on the opinions expressed or the statements made herein) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering the opinions set forth herein unless we are specifically engaged to do so.

Public Service Company of New Mexico PNM Energy Transition Bond Company I, LLC Page 3

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and the incorporation thereof in the Registration Statement and the use of our name under the captions “Prospectus Summary – Federal Income Tax Status”, “Material U.S. Federal Income Tax Considerations”, and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission. This opinion letter is not to be relied on, circulated, quoted, or otherwise referred to for any other purpose.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP